Exhibit 4.4

SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT

THIS SERIES A PREFERRED SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into on February 5, 2018 by and among:

1.	Puxin Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”);

2.	Prepshine Holdings Co., Limited, a company organized under the Laws of Hong Kong (the “HK Company”);

3.	Pu Xin Education Technology Group Co., Ltd / , a limited liability company incorporated under the Laws of the PRC (the “Domestic Company”);

4.	Each of the individuals listed on Schedule I attached hereto (each such individual, a “Principal” and, collectively, the “Principals”);

5.	Long bright Limited, Gao & Tianyi Limited, Prospect Limited and Pution Limited, each a business company with limited liability incorporated in the British Virgin Islands (collectively, the “Management Shareholders” and each, a “Management Shareholder”);

6.	Trustbridge Partners VI, L.P. (“Trustbridge”), an exempted limited partnership formed in the Cayman Islands, with its general partner TB Partners GP6, L.P. acting on behalf of it; and

7.	Fasturn Overseas Limited, a company with limited liability incorporated in the British Virgin Islands (“Fasturn”, collectively with Trustbridge, the “Investors” and each, an “Investor”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company owns 100% equity interest in the HK Company and the HK Company owns100% equity interest in Purong (Beijing) Information Technology Co., Ltd./ (the “WFOE”) which in turn Controls the Domestic Company through the VIE Structure.

B.	The Group Companies are mainly engaged in provision of education service and/or other related consulting and technical supporting services (the “Business”). The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investors, on the terms and conditions set forth herein.

C.	The Investors wish to invest in the Company by subscribing for, and the Company wishes to issue and sell to each Investor 5,958,940 Series A Preferred Shares (as defined below) respectively pursuant to the terms and subject to the conditions of this Agreement (this “Transaction”).

D.	The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.	Definitions.

1.1 The following terms shall have the meanings ascribed to them below:

“Affiliate/ ” means, with respect to any Person other than a natural person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her spouse and lineal descendants, and estates or trusts controlled by the foregoing. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day/ ” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the United States of America, Cayman Islands, Hong Kong, or the PRC.

“Charter Documents/ ” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means, the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment, Financing and Round Trip Investment via Overseas Special Purpose Companies [Huifa (2014) No. 37] issued by SAFE (as defined below) on July 14, 2014 and any other PRC laws, regulations, rules and circulars in force from time to time prior to the completion of such registration that operate to amend, supplement and/or implement the aforesaid regulation or any part thereof.

“Consent/ ” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Conversion Shares” means the Ordinary Shares issuable upon conversion of any Shares.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Exhibit A, dated as of the date hereof and the Closing, delivered by the Warrantors to the Investors on the date hereof and the Closing in connection with this Agreement.

“Equity Securities/ ” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Equity Transfer” means the purchase of the equity interests held by TBP RMB Fund in the WFOE by HK Company, which have been specified under Step 11 of the Restructuring Agreement.

“Equity Transfer Price” means the purchase price to be paid by HK Company to TBP RMB Fund for the Equity Transfer.

“Governmental Authority/ ” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company/ ” means Company, the HK Company, the WFOE, the Domestic Company and any direct and indirect Subsidiaries of the foregoing (with each of such Group Companies being referred to as a “Group Company”).

“Indebtedness/ ” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and taxes payable by such Person by reason of the indemnification.

“Knowledge/ ” means, with respect to the Warrantors, the actual knowledge of any of the Warrantors, and that knowledge which should have been acquired by each Warrantor after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question.

“Law/ ” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect/ ” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Investors).

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company attached hereto as Exhibit B to be adopted in accordance with applicable Law within five (5) business days from the date hereof.

“MOFCOM” means the Ministry of Commerce of the PRC or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Onshore Equity Increase Agreement” means the Capital Increase Agreement entered by and among the Domestic Company, the Principals and Shanghai Trustbridge Investment Management Co., Ltd. / and Tianjin Puxian Education and Technology Limited Partnership / ( ) in 2015.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00005 per share.

“Person/ ” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC/ ” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Restructuring Agreement” means the restructuring agreement/ entered by and among the Parties, TBP RMB Fund and relevant parties on the date hereof which has been attached hereto as Exhibit C.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Series A Preferred Shares” means the series A preferred shares with a par value of US$0.00005 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in the Memorandum and Articles and this Agreement.

“Shareholders Agreement” means the Shareholders Agreement entered by the Management Shareholders, Investors and the Company on the date hereof which has been attached hereto as Exhibit D.

“Shares” means the Series A Preferred Shares to be issued by the Company pursuant to Section 2.1 hereof.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“TBP RMB Fund/TBP ” means Ningbo Trustbridge New Economy II Equity Investment Limited Partnership/ ( ).

“Transaction Documents/ ” means the Restructuring Agreement, the Shareholders Agreement, this Agreement and the Memorandum and Articles and each of the other agreements and documents otherwise required to implement the transactions contemplated by the Restructuring Agreement.

“VIE Documents/VIE ” shall have the same meanings set forth in the Restructuring Agreement.

“VIE Structure” means the structure under which the WFOE Controls the Domestic Company through the VIE Documents.

“Warrantors/ ” means, collectively, the Group Companies, the Principals and the Management Shareholders (each of such being referred to as a “Warrantor”).

1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement/	Preamble
Arbitration Notice	Section 5.5(i)
Business/	Recitals
Closing/	Section 2.3
Company	Preamble
Dispute	Section 5.5(i)
Fasturn	Preamble
Fasturn Share Subscription Price	Section 2.1
Management Shareholder/ Management Shareholders	Preamble
HKIAC	Section 5.5(ii)
HKIAC Rules	Section 5.5(ii)
Hong Kong	Section 5.4
HK Company	Preamble
Investor/	Preamble
Party/Parties	Preamble
Principal/Principals	Preamble
Share Subscription Price	Section 2.1
Trustbridge	Preamble
Trustbridge Share Subscription Price	Section 2.1
WFOE	Recitals

2.	Purchase and Sale of Shares.

2.1 Issuance of the Shares. Subject to the terms and conditions of this Agreement, Trustbridge agrees to subscribe for and purchase, and the Company agrees to issue and sell to Trustbridge, 5,958,940 Series A Preferred Shares at a subscription price denominated in USD equivalent to RMB130,806,000 (the “Trustbridge Share Subscription Price”); Fasturn agrees to subscribe for and purchase, and the Company agrees to issue and sell to Fasturn, 5,958,940 Series A Preferred Shares at par value of US$0.00005 per share, at a subscription price of US$298 (the “Fasturn Share Subscription Price”, collectively with Trustbridge Share Subscription Price, the “Share Subscription Price”).

2.2 Deliverables of the Company. Within three (3) Business Days after the date hereof, the Company shall deliver to each Investor, (a) the updated register of members of the Company in a form acceptable to the Investors reflecting the issuance to the Investors of Series A Preferred Shares pursuant to Section 2.1; (b) the updated register of directors of the Company in a form acceptable to the Investors, evidencing the joint appointment of one (1) director by the Investors; and (c) the share certificates in the name of each Investor representing the Series A Preferred Shares that such Investor is subscribing for pursuant to Section 2.1. For avoidance of any doubts, each Investor shall be deemed as a shareholder of the Company and enjoy all shareholders rights from the date hereof.

2.3 The Closing. The Investors agree to pay the Share Subscription Price under Section 2.1 within five (5) Business Days after the fulfillment, to the satisfaction of the Investors, or waiver by the Investors, of the following conditions (the “Closing”):

(a) Representations and Warranties. The representations and warranties of the Warrantors contained in Section 3 that are qualified by materiality or Material Adverse Effect, shall have been true and complete when made and shall be true and complete on and as of the date hereof and the Closing with the same effect as though such representations and warranties had been made on and as of the date hereof and the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date, and (ii) that are not qualified by materiality or Material Adverse Effect, shall have been true and complete in all material aspects when made and shall be true and complete in all material aspects on and as of the date hereof and the Closing with the same effect as though such representations and warranties had been made on and as of the date hereof and the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete in all material aspects as of such particular date.

(b) Performance. Each Warrantor shall have performed and complied with all obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing . In particular, except for the payment of Equity Transfer Price, all the restructuring steps specified under the Restructuring Agreement have been duly completed, including without limitation (A) each of the Management Shareholders have completed the initial SAFE registration under Circular 37 and obtained an SAFE registration form with respect to his/her direct or indirect interest in the Company in form and substance reasonably satisfactory to the Investors; (B) the Equity Transfer has been duly registered at the competent local SAIC office and filed with competent MOFCOM office.

(c) Authorizations. All Consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions contemplated by the Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Shares, and any waivers of notice requirements, rights of first refusal, preemptive rights, put or call rights) shall have been duly obtained and effective prior to the Closing, and evidence thereof shall have been delivered to the Investors.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request. In particular, the Investors have received all the deliverables under Section 2.2.

(e) Memorandum and Articles. The Memorandum and Articles, shall have been duly adopted by all necessary action of the Board of Directors and/or the members of the Company and shall have been duly filed with the appropriate authority (ies) of the Cayman Islands, and such adoption shall have become effective within five (5) business days from the date of this Agreement, and reasonable evidence thereof shall have been delivered to the Investors.

(f) Transaction Documents and VIE Documents. Each of the parties to the Transaction Documents and VIE Documents (including the updated VIE Documents under Step 9 of Restructuring Agreement) other than the Investors, shall have executed and delivered such Transaction Documents and VIE Documents to the Investors.

(g) No Material Adverse Effect. There shall have been no Material Adverse Effect since the execution date of this Agreement.

2.4 At the Closing, subject to the satisfaction or waiver of all the conditions set forth above, the Investors shall pay the Share Subscription Price by wire transfer to an account designated by the Company.

2.5 Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Shares to pay the Equity Transfer Price in accordance with the Restructuring Agreement. The Proceeds shall not be used in the payment of any debts or obligations of any Group Company or its Subsidiaries or in the repurchase or cancellation of securities held by any shareholders of the Group Companies or for any other purpose.

2.6 Conversion into Ordinary Shares. The Series A Preferred Shares can be converted into Ordinary Shares in accordance with the Memorandum and Articles.

3. Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule, the Warrantors jointly and severally represent and warrant to the Investors that:

3.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities, and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license.

3.2 Capitalization and Voting Rights.

(i) Company. The authorized share capital of the Company is and immediately prior to the Closing shall be US$ 50,000 divided into (a) a total of 1,000,000,000 authorized Ordinary Shares, 100,000,000 of which are issued and outstanding; (b) a total of 11,917,880 authorized Series A Preferred Shares, none of which are issued and outstanding. Schedule II sets forth the capitalization table of the Company as of immediately prior to the Closing, and immediately after the Closing, in each case reflecting all then outstanding and authorized Equity Securities of the Company.

(ii) HK Company. The authorized share capital of the HK Company is HK$1, divided into one (1) shares of HK$1 each, one (1) of which are issued and outstanding and held by the Company.

(iii) No Other Securities. Except for (a) the conversion privileges of the Series A Preferred Share, (b) certain rights provided in the Transaction Documents, and (c) the convertible bonds which have been disclosed to the Investors, (A) there are no and at the Closing there shall be no other authorized or outstanding Equity Securities of any Group Company, other than the shares issued or reserved pursuant to this Agreement; (B) no Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, and (C) no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company. Except as set forth in the Shareholders Agreement and the convertible bonds which have been disclosed to the Investors, the Company has not granted any registration rights or information rights to any other Person, nor is the Company obliged to list, any of the Equity Securities of any Group Companies on any securities exchange. Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

(iv) Issuance and Status. All presently outstanding Equity Securities of the Company and HK Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts. All share capital or registered capital, as the case may be, of the Company and HK Company have been duly and validly issued, are fully paid (or subscribed for) and nonassessable, and are and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under the Transaction Documents and applicable Laws). Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital of the Company or HK Company or cause the liquidation, winding up, or dissolution of the Company or HK Company, nor has any distress, execution or other process been levied against the Company or HK Company, (b) dividends which have accrued or been declared but are unpaid by the Company or HK Company, (c) obligations, contingent or otherwise, of the Company or HK Company to repurchase, redeem, or otherwise acquire any Equity Securities, or (d) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the Company or HK Company.

3.3 Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each party to the Transaction Documents (other than the Investors) (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of each such party, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and delivery of the Shares and the Conversion Shares, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each party thereto (other than the Investors) and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 Valid Issuance of Shares. The Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws and under the Shareholders Agreement and Memorandum and Articles). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Shareholders Agreement and Memorandum and Articles ). The issuance of the Shares and the Conversion Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.5 Consents; No Conflicts. All Consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of any party thereto (other than the Investors) have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of each Transaction Document by each party thereto (other than the Investors) do not, and the consummation by such party of the transactions contemplated thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any Consent under, or give any Person rights of termination, amendment, acceleration or cancellation under, with or without the passage of time or the giving of notice, any Governmental Order, any provision of the Charter Documents of any Group Company, any applicable Laws, (ii) result in any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company (including without limitation, any indebtedness of such Group Company), or (iii) result in the creation of any Lien upon any of the material properties or assets of any Group Company other than Permitted Liens.

3.6 Offering. The offer, sale and issuance of the Shares are, and the issuance of the Conversion Shares will be, exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.7 No Operation. Both the Company, HK Company and WFOE are established for the purpose of holding company, neither of them has conducted any business operation, signed any kind of undisclosed major contracts or owned any kind of undisclosed properties (including real properties and intellectual properties), assets, Indebtedness or Liabilities since its establishment. Both the Company and HK Company are, and have been in compliance in all material aspects with all applicable laws.

3.8 Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Warrantors to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investors in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

3.9 Others. All the representations and warranties under Schedule III attached hereto.

4. Representations and Warranties of the Investors. Unless otherwise disclosed by the Investors at the Closing to the Warrantors in writing, the Investors represent and warrant to the Warrantors that:

4.1 Organization, Good Standing and Qualification. Each Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Investor is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect.

4.2 Authorization. Each Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of each Investor to the Transaction Documents (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations of such Investor, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by each Investor and constitutes valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Disclosure. No representation or warranty by the Investors in this Agreement and no information or materials provided by the Investors to the Warrantors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

5. Miscellaneous.

5.1 Further Assurances.

(i) Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and other Transaction Documents, provided that except as expressly provided herein, no Party shall be obligated to grant any waiver of any condition or other waiver hereunder.

(ii) The Warrantors undertake that the Group Companies have engaged Deloitte to be the auditor for the purpose of IPO. Each of the Warrantor shall cause the Company to deliver to the Investors as soon as practical, but in no event later than three (3) months from the execution of this Agreement the audited consolidated annual report of the Group Companies for the fiscal year ended December 31, 2017, which shall fairly present in all material respects the financial conditions and operating results of the Group Companies as of the end of 2017, including without limitations all the assets, Indebtedness and tax matters.

5.2 Indemnification.

(i) The Warrantors shall, jointly and severally, indemnify, defend and hold harmless each Investor and its directors, officers, employees, affiliates, agents and assigns, against any and all Indemnifiable Loss incurred by it, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in, breach of, or nonperformance of any of the representations, warranties, covenants or agreements made by the Group Companies and the Management Shareholders pursuant to this Agreement. Notwithstanding the foregoing, other than cases of fraud or willful misconduct, the maximum liability of the Management Shareholders pursuant to this Section 5.2 shall be limited to the delivery of the all Company’s Equity Securities held by them (either directly or indirectly); and the maximum liability of the Group Companies to each Investor pursuant to this Section 5.2 shall be limited to such Investor’s total investment in the Series A Preferred Shares.

(ii) The Investors shall indemnify, defend and hold harmless each Warrantor against any and all Indemnifiable Loss incurred by it, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in, breach of, or nonperformance of any of the representations, warranties, covenants or agreements made by the Investors pursuant to this Agreement.

5.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations therein may not be assigned by any Warrantor without the prior written consent of the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Governing Law. This Agreement shall be governed by and construed under the Laws of the Hong Kong Special Administrative Region of the PRC (“Hong Kong”), without regard to principles of conflict of Laws thereunder.

5.5 Dispute Resolution.

(i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

5.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule IV (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

5.7 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive any investigation made by any party hereto. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive from the Closing until the second anniversary of the Closing, except that the following representations and warranties shall survive from the Closing indefinitely: (i) the Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 3.7 of this Agreement, and (ii) Section 1.1, Section 1.2, Section 1.4, Section 1.5, Section 1.7, Section 1.9, Section 1.10, Section 5.7 and Section 12 under Schedule III of this Agreement.

5.8 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

5.9 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

5.10 Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, (ii) each Management Shareholder, and (iii) each Investor. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

5.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

5.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

5.13 No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

5.14 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and “month” means calendar month, (viii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (ix) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (x) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (xi) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (xii) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, (xii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (xiv) references to this Agreement, the Disclosure Schedule, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, and (xv) all references to dollars or to “US$” are to currency of the United States of America; all references to dollars or to “HK$” are to currency of the Hong Kong and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

5.15 Counterparts. This Agreement may be executed in eight (8) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

5.16 Entire Agreement. This Agreement and other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

(The remainder of this page is left intentionally blank; signature page to follow)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

Puxin Limited

By:	/s/ SHA Yunlong
Name:	SHA Yunlong ( )
Title:	Chief Executive Officer, Director

HK COMPANY:

Prepshine Holdings Co., Limited

By:	/s/ SHA Yunlong
Name:	SHA Yunlong ( )
Title:	Chief Executive Officer, Director

DOMESTIC COMPANY:

Pu Xin Education Technology Group Co., Ltd /

By:	/s/ SHA Yunlong
Name:	SHA Yunlong ( )
Title:	Chief Executive Officer, Director

/s/ Seal of Pu Xin Education Technology Group Co., Ltd

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPALS:

SHA YUNLONG ( )

By:	/s/ Sha Yunlong

GAO LIANG ( )

By:	/s/ Gao Liang

XIAO YUN ( )

By:	/s/ Xiao Yun

LI GANG ( )

By:	/s/ Li Gang

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

MANAGEMENT SHAREHOLDERS:

Long bright Limited

By:	/s/ SHA Yunlong
Name:	SHA Yunlong ( )
Title:	Director

Gao & Tianyi Limited

By:	/s/ GAO Liang
Name:	GAO Liang ( )
Title:	Director

Prospect Limited

By:	/s/ XIAO Yun
Name:	XIAO Yun ( )
Title:	Director

Pution Limited

By:	/s/ LI Gang
Name:	LI Gang ( )
Title:	Director

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

Trustbridge Partners VI, L.P.

By its general partner TB Partners GP6, L.P. on behalf of Trustbridge Partners VI, L.P.

By:	/s/ LIN Ning David

Name:	LIN Ning David
Title:	Authorized Representative

[Signature Page to Series A Preferred Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

Fasturn Overseas Limited

By:	/s/ CHEN Yuan

Name:	CHEN Yuan
Title:	Director

[Signature Page to Series A Preferred Share Subscription Agreement]